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Suzanne Craig
The Blueshirt Group for SMART Modular Technologies
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SMART Modular Technologies Appoints New Chief Financial Officer

Barry Zwarenstein to Join SMART Executive Team

FREMONT, CA – September 10, 2008 – SMART Modular Technologies (WWH), Inc. (“SMART” or the “Company”) (Nasdaq: SMOD), a leading independent manufacturer of memory modules, solid state drives, embedded computing subsystems, and TFT-LCD display products, announced the appointment of Barry Zwarenstein as SMART’s Senior Vice President of Finance and Chief Financial Officer. Mr. Zwarenstein’s appointment was effective on September 8, 2008. Michael J. Gennaro will continue acting as the Principal Financial Officer until the filing of SMART’s Form 10-K for fiscal year ended August 29, 2008. Global in scope, Mr. Zwarenstein’s key areas of responsibilities include finance, tax, treasury, investor relations, internal audit and Sarbanes-Oxley compliance, business development, and risk management activities.

“We are very pleased to welcome Barry Zwarenstein to SMART’s executive management team. He brings the expertise and track record of a seasoned CFO of several publicly traded technology companies, over 30 years of global business experience as an operations executive, and a solid reputation among the financial community,” commented Iain MacKenzie, President and CEO of SMART. “We look forward to leveraging his diverse background to lead our financial team and partnering with us to drive our business forward.”

Mr. Zwarenstein’s extensive industry experience culminates from having held several executive and senior level positions in technology companies. Most recently, he was the Executive Vice President of Finance and CFO of VeriFone Holdings, Inc., where he served as a key strategic and business partner to the CEO, significantly strengthened the finance team and jointly led the successful April 2005 IPO and subsequent follow-on and debt offerings, cumulatively raising over $1 billion in financing. Prior to joining VeriFone, Mr. Zwarenstein held the position of Vice President of Finance and CFO of Iomega Corporation, where he helped drive significant improvement in working capital performance and reduced expenses. From 1998 to 2001, he served as Senior Vice President of Finance and CFO of Acuson Corporation, which was sold to Siemens in late 2000. He played a pivotal role in all aspects of the sale to Siemens, including negotiations, banker selection, due diligence, financial projections and gaining regulatory clearance. He also served as Senior Vice President of Finance and Business Development and CFO at Logitech where he jointly led the NASDAQ IPO in March 1997. Additionally, he served as CFO of FMC Corporation’s European division, where he gained a reputation as a valued business partner of business managers and worked on many acquisitions and divestitures. He holds a Bachelor of Commerce degree from the University of Natal, South Africa, an MBA from the Wharton School of Business at the University of Pennsylvania, and is qualified as a Chartered Accountant in South Africa.

Mr. Zwarenstein commented, “I am excited to be joining the SMART team. I look forward to working together with Iain MacKenzie and the rest of the team to drive operational efficiency, to continue SMART’s leadership position in the high end, high value memory module business as well as build on its success in diversifying into non-DRAM businesses such as SSDs, embedded and display products.”

“I would like to take this opportunity to thank Michael for his commitment and contributions to SMART as its interim CFO. He integrated with our management team very quickly and has been a valuable asset through these past two quarters. We wish him well for his personal and professional future,” concluded Mr. MacKenzie.

About SMART

SMART is a leading independent designer, manufacturer and supplier of electronic subsystems to original equipment manufacturers, or OEMs. SMART offers more than 500 standard and custom products to OEMs engaged in the computer, industrial, networking, gaming, telecommunications, and embedded application markets. Taking innovations from the design stage through manufacturing and delivery, SMART has developed a comprehensive memory product line that includes DRAM, SRAM, and Flash memory in various form factors. Through its subsidiary, Adtron Corporation, SMART offers high performance, high capacity solid state drives for enterprise, defense/aerospace, industrial automation, medical, and transportation markets. Its Embedded Products Division develops embedded computing subsystems, backed by design and manufacturing, for markets supporting test equipment, 3G infrastructure, and network processing applications. SMART’s Display Products Group designs, manufactures, and sells thin film transistors (TFT) liquid crystal display (LCD) solutions to customers developing casino gaming systems as well as embedded applications such as kiosk, ATM, point-of-service, and industrial control systems. SMART’s presence in the U.S., Europe, Asia, and Latin America enables it to provide its customers with proven expertise in international logistics, asset management, and supply-chain management worldwide. See www.smartm.com for more information.